Exhibit 10.37

GUARANTEE AGREEMENT

GUARANTEE AGREEMENT, dated as of December 20, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, this “Guarantee”), made by Blackstone Mortgage Trust, Inc., a Maryland corporation (“Guarantor”) in favor of JPMorgan Chase Bank, National Association (“Buyer”).

RECITALS

Pursuant to that certain Master Repurchase Agreement, dated as of December 20, 2013 (as amended, supplemented or otherwise modified from time to time, the “Repurchase Agreement”), between Buyer and Parlex 4 UK Finco, LLC and Parlex 4 Finance, LLC (each a “Seller” and, collectively, “Sellers”), each Seller has agreed to sell, from time to time, to Buyer certain Eligible Assets (as defined in the Repurchase Agreement, upon purchase by Buyer, each a “Purchased Asset” and, collectively, the “Purchased Assets”), upon the terms and subject to the conditions as set forth therein. Pursuant to the terms of that certain Custodial Agreement dated December 20, 2013 (the “Custodial Agreement”) by and among Buyer, Sellers and U.S. Bank National Association (the “Custodian”), Custodian is required to take possession of the Purchased Assets, along with certain other documents specified in the Custodial Agreement, as Custodian of Buyer and any future purchaser, on several delivery dates, in accordance with the terms and conditions of the Custodial Agreement. Pursuant to the terms of that certain Amended and Restated Pledge and Security Agreement dated as of December 20, 2013 (the “Pledge and Security Agreement”) made by 42-16 Partners, LLC (“U.S. Parent”) and 345-40 Partners LLC (“UK Parent”) in favor of Buyer, each of U.S. Parent and UK Parent (each, a “Parent” and together, the “Parents”) has pledged to Buyer all of the Capital Stock of the Seller of which it is the parent entity. The Repurchase Agreement, the Custodial Agreement, the Depository Agreements, the Servicing Agreements, the Pledge and Security Agreement, the Fee Letter, this Guarantee and any other agreements executed in connection with the Repurchase Agreement shall be referred to herein as the “Governing Agreements”.

It is a condition precedent to the purchase by Buyer of the Purchased Assets pursuant to the Repurchase Agreement that Guarantor shall have executed and delivered this Guarantee with respect to the due and punctual payment and performance when due, whether at stated maturity, by acceleration of the Repurchase Date or otherwise, of all of the following: (a) all payment obligations owing by each Seller to Buyer under or in connection with the Repurchase Agreement or any other Governing Agreements; (b) any and all extensions, renewals, modifications, amendments or substitutions of the foregoing; (c) all fees and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are incurred by Buyer in the enforcement of any of the foregoing or any obligation of Guarantor hereunder; and (d) any other obligations of each Seller and each Parent with respect to Buyer under each of the Governing Agreements (collectively, the “Obligations”).

NOW, THEREFORE, in consideration of the foregoing premises, to induce Buyer to enter into the Governing Agreements and to enter into the transaction contemplated thereunder, Guarantor hereby agrees with Buyer, as follows:

1. Defined Terms. Unless otherwise defined herein, terms that are defined in the Repurchase Agreement and used herein are so used as so defined.

“Available Borrowing Capacity” shall mean, with respect to any Person, on any date of determination, the total unrestricted borrowing capacity which may be drawn (taking into account required reserves and discounts) upon by such Person or its Subsidiaries, at such Person’s or its Subsidiaries’ sole discretion, under committed credit facilities or repurchase agreements which provide financing to such Person or its Subsidiaries.

“Capital Lease Obligation” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligation shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” means any of the following, to the extent owned by Guarantor or any of its Subsidiaries free and clear of all Liens and having a maturity of not greater than 90 days from the date of issuance thereof: (a) readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the government of the United States, (b) certificates of deposit of or time deposits with Buyer or a member of the Federal Reserve System that issues (or the parent of which issues) commercial paper rated as described in clause (c) below, is organized under the laws of the United States or any state thereof and has combined capital and surplus of at least $1,000,000,000 or (c) commercial paper in an aggregate amount of not more than $50,000,000 per issuer outstanding at any time, issued by any corporation organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P.

“Cash Liquidity” shall mean, with respect to any Person, on any date of determination, the sum of (i) unrestricted cash, plus (ii) Available Borrowing Capacity, plus (iii) Cash Equivalents.

“Consolidated Net Income” shall mean, with respect to any Person, for any period, the amount of consolidated net income (or loss) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“EBITDA” shall mean, with respect to any Person, for any period, such Person’s Consolidated Net Income, excluding the effects of such Person’s and its Subsidiaries’ interest expense with respect to Indebtedness, taxes, depreciation, amortization, asset write-ups or impairment charges, provisions for loan losses, and changes in mark-to-market value(s) (both gains and losses) of financial instruments and noncash compensation expenses, all determined on a consolidated basis in accordance with GAAP.

“Fixed Charges” shall mean, with respect to any Person, for any period, the amount of interest paid in cash with respect to Indebtedness as shown on such Person’s consolidated statement of cash flow in accordance with GAAP as offset by the amount of receipts pursuant to net receive interest rate swap agreements of such Person and its consolidated Subsidiaries during the applicable period.

“GAAP” shall mean United States generally accepted accounting principles consistently applied as in effect from time to time.

“Indebtedness” shall mean, for any Person: (i) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (ii) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (iii) Indebtedness of others secured by a lien on the property of such Person, whether or not the respective Indebtedness so secured has been assumed by such Person; (iv) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; contingent or future funding obligations under any Purchased Loan or any obligations senior to, or pari passu with, any Purchased Loan; (v) Capital Lease Obligations of such Person; (vi) obligations of such Person under repurchase agreements or like arrangements; (vii) Indebtedness of others Guaranteed by such Person to the extent of such guarantee; and (viii) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person. Notwithstanding the foregoing, nonrecourse Indebtedness owing pursuant to a securitization transaction such as a REMIC securitization, a collateralized loan obligation transaction or other similar securitization shall not be considered Indebtedness for any person.

“Recourse Indebtedness” shall mean, with respect to any Person, on any date of determination, the amount of Indebtedness for which such Person has recourse liability such (such as through a guarantee agreement), exclusive of any such Indebtedness for which such recourse liability is limited to obligations relating to or under agreements containing customary nonrecourse carve-outs.

“Tangible Net Worth” shall mean, with respect to any Person, on any date of determination, all amounts which would be included under capital or shareholder’s equity (or any like caption) on a balance sheet of such Person pursuant to GAAP, minus (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and/or expenses, all on or as of such date.

“Total Assets” shall mean, with respect to any Person, on any date of determination, an amount equal to the aggregate book value of all assets owned by such Person and the proportionate share of such Person of all assets owned by Affiliates of such Person as consolidated in accordance with GAAP, less (a) amounts owing to such Person from any Affiliate thereof, or from officers, employees, partners, members, directors, shareholders or other Persons similarly affiliated with such Person or any Affiliate thereof, (b) intangible assets, and (c) prepaid taxes and expenses, all on or as of such date, and (d) the amount of nonrecourse Indebtedness owing pursuant to securitization transactions such as a REMIC securitization, a collateralized loan obligation transactions or other similar securitizations.

2. Guarantee. (a) Guarantor hereby unconditionally and irrevocably guarantees to Buyer the prompt and complete payment and performance of the Obligations by Sellers and Parents when due (whether at the stated maturity, by acceleration or otherwise), subject to applicable notice and cure periods set forth in the Governing Agreements.

(b) Notwithstanding anything in Section 2(a) to the contrary, but subject in all cases to Sections 2(c), (d) and (e) below, the maximum liability of the Guarantor hereunder and under the Repurchase Documents shall in no event collectively exceed the sum of (i) twenty-five percent (25%) of the then-currently unpaid aggregate Repurchase Price of all Purchased Assets that are Senior Mortgage Loans and (ii) one hundred percent (100%) of the then-currently unpaid aggregate Repurchase Price of all Purchased Assets that are Junior Mortgage Loans or Mezzanine Loans.

(c) Notwithstanding the foregoing, the limitation on recourse liability as set forth in Section 2(b) above SHALL BECOME NULL AND VOID and shall be of no force and effect and the Obligations shall be fully recourse to Guarantor upon the occurrence of any of the following:

(i) a voluntary bankruptcy or insolvency proceeding (including, for the avoidance of doubt, any moratorium or administration proceeding in England and Wales or similar event) is commenced by a Seller, a Parent or Guarantor under the U.S. Bankruptcy Code or any similar federal or state law or any law of any other jurisdiction; or

(ii) an involuntary bankruptcy or insolvency proceeding (including, for the avoidance of doubt, any moratorium or administration proceeding in England and Wales or similar event) is commenced against a Seller, a Parent or Guarantor in connection with which such Seller, such Parent or Guarantor or any Affiliate of any of the foregoing (alone or in any combination) has or have colluded in any way with the creditors commencing or filing such proceeding.

(d) In addition to the foregoing and notwithstanding the limitation on recourse liability set forth in subsection (b) above, Guarantor shall be liable for any actual, out-of-pocket losses, costs, claims, expenses or other liabilities incurred by Buyer arising out of or attributable to the following items:

(i) any material breach of the separateness covenants set forth in Article 11 of the Repurchase Agreement;

(ii) any material breach of any representations and warranties by Guarantor contained in any Repurchase Document or herein and any material breach by a Seller, Guarantor or any of their respective Affiliates, of any representations and warranties relating to Environmental Laws, or any indemnity for costs incurred in connection with the violation of any Environmental Law, the correction of any environmental condition, or the removal of any Materials of Environmental Concern, in each case in any way affecting such Seller’s or Guarantor’s properties or any of the Purchased Assets; provided that the guarantee set forth in this clause (d)(ii) shall terminate upon foreclosure and transfer or assumption of the Purchased Asset following an Event of Default under the Repurchase Agreement pursuant to a public or private sale or strict foreclosure, or other similar enforcement proceeding; or

(iii) fraud or intentional misrepresentation by a Seller, a Parent, Guarantor, or any other Affiliate of a Seller, a Parent or Guarantor in connection with the execution and the delivery of this Guarantee, the Repurchase Agreement, or any other Governing Document, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement.

(e) Guarantor further agrees to pay any and all actual expenses (including, without limitation, all reasonable fees and disbursements of counsel) that may be paid or incurred by Buyer in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, Guarantor under this Guarantee. This Guarantee shall remain in full force and effect until the later of (i) the date upon which the Obligations are paid in full and (ii) the termination of the Repurchase Agreement, notwithstanding that from time to time prior thereto, a particular Seller may be free from any Obligations.

(f) No payment or payments made by a Seller or any other Person or received or collected by Buyer from a Seller or any other Person by virtue of any action or proceeding or any set-off or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of Guarantor hereunder, which shall, notwithstanding any such payment or payments, remain liable for the amount of the Obligations (subject to the limitations set forth in Section 2(b)) under this Agreement until the Obligations are paid in full.

(g) Guarantor agrees that whenever, at any time, or from time to time, Guarantor shall make any payment to Buyer on account of any liability hereunder, Guarantor will notify Buyer in writing that such payment is made under this Guarantee for such purpose.

3. Subrogation. Upon making any payment hereunder, Guarantor shall be subrogated to the rights of Buyer against each Seller and in any collateral for any Obligations with respect to such payment; provided, that Guarantor shall not seek to enforce any right or receive any payment by way of subrogation until all amounts then due and payable by a Seller to Buyer or any of its Affiliates under the Governing Agreements have been paid in full; provided, further, that such subrogation rights shall be subordinate in all respects to all amounts owing to Buyer under the Governing Agreements.

4. Amendments, etc. with Respect to the Obligations. Until the Obligations shall have been paid and/or performed in full, Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor, and without notice to or further assent by Guarantor, any demand for payment of any of the Obligations made by

Buyer may be rescinded by Buyer and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Buyer, and any Governing Agreement and any other document in connection therewith may be amended, modified, supplemented or terminated, in whole or in part (other than a termination in whole of the Repurchase Agreement, which shall automatically terminate this Guarantee other than with respect to obligations under the Governing Agreements that, by their terms, survive termination of such Governing Agreements), as Buyer may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by Buyer for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. Buyer shall have no obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations or for this Guarantee or any property subject thereto. When making any demand hereunder against Guarantor, Buyer may, but shall be under no obligation to, make a similar demand on a Seller or any other Person, and any failure by Buyer to make any such demand or to collect any payments from a Seller or any such other Person or any release of a Seller or such other Person shall not relieve Guarantor of its Obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of Buyer against Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

5. Guarantee Absolute and Unconditional. (a) Guarantor hereby agrees that its obligations under this Guarantee constitute a guarantee of payment when due and not of collection. Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by Buyer upon this Guarantee or acceptance of this Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee; and all dealings between Sellers, Parents and Guarantor, on the one hand, and Buyer, on the other hand, shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. Guarantor waives promptness, diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon a Seller or this Guarantee with respect to the Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (i) the validity, regularity or enforceability of any Governing Agreement, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Buyer, (ii) any defense, set-off or counterclaim (other than a defense of payment or performance) that may at any time be available to or be asserted by a Seller against Buyer, (iii) any requirement that Buyer exhaust any right to take any action against a Seller, a Parent or any other Person prior to or contemporaneously with proceeding to exercise any right against Guarantor under this Guarantee or (iv) any other circumstance whatsoever (with or without notice to or knowledge of a Seller, a Parent and Guarantor) that constitutes, or might be construed to constitute, an equitable or legal discharge of a Seller for the Obligations or of Guarantor under this Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against Guarantor, Buyer may, but shall be under no obligation, to pursue such rights and remedies that Buyer may have against a Seller, a Parent or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by Buyer to pursue such other rights or remedies or to collect any payments from such Seller, such Parent or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of such Seller, such Parent or any such other Person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Buyer against Guarantor. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon Guarantor and its successors and assigns thereof, and shall inure to the benefit of Buyer, and its permitted successors, endorsees, transferees and assigns, until all the Obligations (subject to the limitations in Section 2(b)) shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Governing Agreements, a Seller or a Parent may be free from any Obligations.

(b) Without limiting the generality of the foregoing, Guarantor hereby agrees, acknowledges, and represents and warrants to Buyer as follows:

(i) Guarantor hereby waives any defense arising by reason of, and any and all right to assert against Buyer any claim or defense based upon, an election of remedies by Buyer that in any manner impairs, affects, reduces, releases, destroys and/or extinguishes Guarantor’s subrogation rights, rights to proceed against a Seller or any other guarantor for reimbursement or contribution, and/or any other rights of Guarantor to proceed against a Seller, any other guarantor or any other person or security.

(ii) Guarantor is presently informed of the financial condition of each Seller and each Parent and of all other circumstances that diligent inquiry would reveal and that bear upon the risk of nonpayment of the Obligations. Guarantor hereby covenants that it will make its own investigation and will continue to keep itself informed about the financial condition of each Seller and each Parent and of all other circumstances that bear upon the risk of nonpayment and that it will continue to rely upon sources other than Buyer for such information and will not rely upon Buyer for any such information. Guarantor hereby waives the right, if any, to require Buyer to disclose to Guarantor any information that Buyer may now or hereafter acquire concerning such condition or circumstances.

(iii) Guarantor has independently reviewed the Governing Agreements and related agreements and has made an independent determination as to the validity and enforceability thereof, and in executing and delivering this Guarantee to Buyer, Guarantor is not in any manner relying upon the validity, and/or enforceability, and/or attachment, and/or perfection of any liens or security interests of any kind or nature granted by either Seller, either Parent or Guarantor to Buyer, now or at any time and from time to time in the future.

6. Reinstatement. This Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of a Seller or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for such Seller or any substantial part of the property of such Seller, or otherwise, all as though such payments had not been made.

7. Payments. Guarantor hereby agrees that the Obligations will be paid to Buyer without set-off or counterclaim in U.S. Dollars at the address specified in writing by Buyer.

8. Representations and Warranties. Guarantor represents and warrants that:

(a) It is duly organized, validly existing and in good standing under the laws and regulations of its jurisdiction of incorporation or organization, as the case may be, and is duly licensed, qualified, and in good standing in every state where such licensing or qualification is necessary for the transaction of its business, except where failure to so qualify could not be reasonably likely to have a Material Adverse Effect. It has the power to own and hold the assets it purports to own and hold, and to carry on its business as now being conducted and proposed to be conducted, and has the power to execute, deliver, and perform its obligations under this Guarantee and the other Governing Agreements.

(b) This Guarantee has been duly executed and delivered by it, for good and valuable consideration. This Guarantee constitutes the legal, valid and binding obligations of it, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or moratorium and other limitations on creditors’ rights generally and equitable principles.

(c) Neither the execution and delivery of this Guarantee nor compliance by it with the terms, conditions and provisions of this Guarantee will conflict with or result in a breach of any of the terms, conditions or provisions of (A) its organizational documents, (B) any contractual obligation to which it is now a party or constitute a default thereunder, or result thereunder in the creation or imposition of any lien upon any of its assets, (C) any judgment or order, writ, injunction, decree or demand of any court applicable to it, or (D) any applicable Requirement of Law, in the case of clauses (B) or (C) above, to the extent that such conflict or breach would have a Material Adverse Effect upon its ability to perform its obligations hereunder.

(d) There is no action, suit, proceeding, investigation, or arbitration pending or, to Guarantor’s Knowledge, threatened in writing against it, any of its Affiliates or any of their respective assets that may result in a Material Adverse Effect. It is in compliance in all material respects with all Requirements of Law. Neither it nor any of its Affiliates is in default in any material respect with respect to any judgment, order, writ, injunction, decree, rule or regulation of any arbitrator or Governmental Authority.

(e) Guarantor’s execution and delivery of this Guarantee and its compliance with the terms and provisions hereof will not contravene or conflict with or result in the creation or imposition of any lien upon any of the property or assets of it pursuant to the terms of any indenture, mortgage, deed of trust, or other material agreement or instrument to which it is a party or by which it may be bound, or to which it may be subject. No consent, approval, authorization, or order of any third party is required in connection with the execution and delivery by it of this Guarantee or to consummate the transactions contemplated hereby that has not already been obtained.

(f) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for filings, recordings or registrations already made or to be made in connection with Guarantor entering into this Guarantee), or exemption by, any Governmental Authority is required to authorize, or is required in connection with, (A) the execution, delivery and performance of this Guarantee, (B) the legality, validity, binding effect or enforceability of this Guarantee against it or (C) the consummation of the transactions contemplated by this Guarantee.

(g) Except as disclosed in writing to Buyer prior to the Closing Date, (i) Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP, (ii) there is no material claim relating to any such material taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above, and (iv) Guarantor has not entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes. (other than ordinary course extensions of time within which to file tax returns).

(h) Except as disclosed in writing to Buyer prior to the Closing Date, there are no final non-appealable judgments against Guarantor unsatisfied of record in any court located in the United States of America in excess of $15,000,000 and no Act of Insolvency has ever occurred with respect to it.

Guarantor agrees that the foregoing representations and warranties shall be deemed to have been made by it on and as of the Closing Date and on each Purchase Date under the Repurchase Agreement.

9. Financial Covenants. Guarantor shall maintain the following covenants at all times following the Closing Date until the Repurchase Obligations have been paid in full:

(a) Minimum Fixed Charge Coverage Ratio. The ratio of (i) Guarantor’s EBITDA during the previous four (4) fiscal quarters to (ii) Guarantor’s Fixed Charges during the same such previous four (4) fiscal quarters shall not be less than 1.40 to 1.00 as determined as soon as practicable after the end of each fiscal quarter, but in no event later than forty-five (45) days after the last day the applicable fiscal quarter.

(b) Minimum Tangible Net Worth. Guarantor’s Tangible Net Worth shall not fall below the sum of (i) five hundred twenty five million dollars ($525,000,000) plus (ii) seventy-five percent (75%) of the net cash proceeds of any equity issuance by Guarantor that occurs after the Closing Date.

(c) Minimum Cash Liquidity. Guarantor’s Cash Liquidity shall not fall below the greater of (i) ten million dollars ($10,000,000) or (ii) five percent (5%) of Guarantor’s Recourse Indebtedness.

(d) Maximum Indebtedness. The ratio, expressed as a percentage, the numerator of which shall equal Guarantor’s and its Subsidiaries’ Indebtedness and the denominator of which shall equal Guarantor’s and its Subsidiaries Total Assets, shall not exceed eighty percent (80%).

Guarantor’s compliance with the covenants set forth in this paragraph 9 must be evidenced by the financial statements and by a Covenant Compliance Certificate (which may be delivered by Guarantor) in respect of the financial quarter most recently ended, in the form of Exhibit XVI to the Repurchase Agreement furnished together therewith, as provided by Sellers to Buyer pursuant to Article 11(j) of the Repurchase Agreement, and compliance with all such covenants are subject to continuing verification by Buyer.

10. Further Covenants of Guarantor.

(a) Taxes. Guarantor has timely filed (taking into account all applicable extensions) all required federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material taxes, assessments, fees, and other governmental charges payable by it, or with respect to any of its properties or assets, that have become due and payable except to the extent such amounts are being contested in good faith by appropriate proceedings diligently conducted and for which appropriate reserves have been established in accordance with GAAP. There is no material claim relating to any such material taxes now pending that was made in writing by any Governmental Authority and that is not being contested in good faith as provided above. Guarantor has not entered into any agreement or waiver or been requested to enter into any agreement or waiver extending any statute of limitations relating to the payment or collection of taxes (other than ordinary course extensions of time within which to file tax returns).

(b) Patriot Act.

(i) Guarantor is in compliance, in all material respects, with the (A) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other applicable enabling legislation or executive order relating thereto, and (B) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). To Guarantor’s Knowledge, no part of the proceeds of any Transaction will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(ii) Guarantor agrees that, from time to time upon the prior written request of Buyer, it shall execute and deliver such further documents, provide such additional information and reports and perform such other acts as Buyer may reasonably request in order to insure compliance with the provisions hereof (including, without limitation, compliance with the USA Patriot Act of 2001 and to fully effectuate the purposes of this Agreement; provided, however, that nothing in this Section 10(a) shall be construed as requiring Buyer to conduct any inquiry or decreasing Guarantor’s responsibility for its statements, representations, warranties or covenants hereunder. In order to enable Buyer and its Affiliates to comply with any anti-money laundering program and related responsibilities including, but not limited to, any obligations under the USA Patriot Act of 2001 and regulations thereunder, Guarantor on behalf of itself and its Affiliates represents to Buyer and its Affiliates that neither Guarantor, nor, to Guarantor’s Knowledge, any of its Affiliates, is a Prohibited Investor, and Guarantor is not acting on behalf of or for the benefit of any Prohibited Investor. Guarantor agrees to promptly notify Buyer or a person appointed by Buyer to administer their anti-money laundering program, if applicable, of any change in information affecting this representation and covenant.

(c) Office of Foreign Assets Control. Guarantor warrants, represents and covenants that neither Guarantor nor any of its Affiliates are or will be an entity or person (A) that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO13224”); (B) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designed National and Blocked Persons,” (C) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (D) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in (A) through (D) above are herein referred to as a “Prohibited Person”). Guarantor covenants and agrees that neither it nor any of its Affiliates will knowingly (1) conduct any business, nor engage in any transaction or dealing, with any Prohibited Person or (2) engage in or conspire to engage in any transaction that evades or avoids or that the purpose of evading or avoiding any of the prohibitions of EO 13224. Guarantor further covenants and agrees to deliver to Buyer any such certification or other evidence as may be requested by Buyer in its sole and absolute discretion, confirming that neither it nor any of its Affiliates is a Prohibited Person and neither Guarantor nor any of its Affiliates has knowingly engaged in any business transaction or dealings with a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods or services to or for the benefit of a Prohibited Person.

(d) Financial Reporting. Guarantor shall provide, or to cause to be provided, to Buyer the following financial and reporting information:

(i) Within forty-five (45) calendar days after the last day of each of the first three fiscal quarters in any fiscal year, a quarterly reporting package substantially in the form of Exhibit III attached to the Repurchase Agreement;

(ii) Within ninety (90) calendar days after the last day of its fiscal year, an annual reporting package substantially in the form of Exhibit IV attached to the Repurchase Agreement; and

(iii) Upon Buyer’s written request, copies of Guarantor’s consolidated Federal Income Tax returns, if any, delivered within thirty (30) days after the earlier of (A) filing or (B) the last filing extension period.

(e) Compliance with Obligations and Laws. Guarantor shall at all times (i) comply with all material contractual obligations, (ii) comply in all respects with all laws, ordinances, rules, regulations and orders (including, without limitation, environmental laws) of any Governmental Authority or any other federal, state, municipal or other public authority having jurisdiction over Guarantor or any of its assets and maintain and preserve its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business.

(f) Books and Records. Guarantor shall at all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions fairly in accordance with GAAP, and set aside on its books from its earnings for each fiscal year all such proper reserves in accordance with GAAP.

(g) Change of Name; Place of Business. Guarantor shall advise Buyer in writing of the opening of any new chief executive office or the closing of any such office of Guarantor and of any change in Guarantor’s name or the places where the books and records are held not less than fifteen (15) Business Days prior to taking any such action.

11. Right of Set-off. Guarantor hereby irrevocably authorizes Buyer and its Affiliates, upon the occurrence of and during the continuance of an Event of Default, at any time and from time to time without notice to Guarantor, any such notice being expressly waived by Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Guarantor, or any part thereof in such amounts as Buyer may elect, against and on account of the obligations and liabilities of Guarantor to Buyer hereunder and claims of every nature and description of Buyer against Guarantor, in any currency, arising under any Governing Agreement, as Buyer may elect, whether or not Buyer has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Buyer shall notify Guarantor promptly of any such set-off and the application made by Buyer, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Buyer under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Buyer may have.

12. Severability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13. Paragraph Headings. The paragraph headings used in this Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

14. No Waiver; Cumulative Remedies. Buyer shall not by any act (except by a written instrument pursuant to paragraph 15 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default, event of default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of Buyer, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by Buyer of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that Buyer would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

15. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by Guarantor and Buyer, except that any provision of this Guarantee may be waived by Buyer in a letter or agreement specifically waiving such terms and executed solely by Buyer. This Guarantee shall be binding upon the heirs, personal representatives, successors and assigns of Guarantor and shall inure to the benefit of Buyer, and their respective successors and assigns. THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THE INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW) APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED IN SUCH STATE. THIS CHOICE OF LAW IS MADE PURSUANT TO NEW YORK GENERAL OBLIGATION LAW SECTION 5-1401. THE PARTIES CONSENT TO THE PERSONAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN CONNECTION WITH ANY CLAIM OR DISPUTE ARISING IN CONNECTION WITH THIS AGREEMENT AND WAIVE ANY OBJECTION AS TO VENUE IN THE BOROUGH OF MANHATTAN, STATE OF NEW YORK. THIS CHOICE OF VENUE IS MADE PURSUANT TO NEW YORK GENERAL OBLIGATION LAW SECTION 5-1402.

16. Notices. Notices by Buyer to Guarantor shall be given in writing, addressed to Guarantor at the address or transmission number set forth under its signature below and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of delivery or (d) by email, provided that such emailed notice must also be delivered by one of the means set forth above, to the address the address or transmission number set forth under its signature below or at such other address and person as shall be designated from time to time by Guarantor, as the case may be, in a written notice to Buyer. A notice shall be deemed to have been given: (w) in the case of hand delivery, at the time of delivery, (x) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (y) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day, or (z) in the case of email, upon receipt of confirmation, provided that such emailed notice was also delivered as required in this Section 16. If Guarantor receives a notice that does not comply with the technical requirements for notice under this Section 16 it may elect to waive any deficiencies and treat the notice as having been properly given.

17. SUBMISSION TO JURISDICTION; WAIVERS. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A) SUBMITS IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE AND THE OTHER LOAN DOCUMENTS TO WHICH GUARANTOR IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO GUARANTOR AT ITS ADDRESS SET FORTH UNDER GUARANTOR’S SIGNATURE BELOW OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED IN WRITING BY GUARANTOR; AND

(D) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

18. Integration. This Guarantee represents the agreement of Guarantor with respect to the subject matter hereof and there are no promises or representations by Buyer relative to the subject matter hereof not reflected herein.

19. Execution. This Guarantee may be executed in counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. Delivery by telecopier or other electronic transmission (including a .pdf e-mail transmission) of an executed counterpart of a signature page to this Guarantee shall be effective as delivery of an original executed counterpart of this Guarantee.

20. Acknowledgments. Guarantor hereby acknowledges that:

(a) It has been advised by counsel in the negotiation, execution and delivery of this Guarantee and the related documents;

(b) Buyer has no fiduciary relationship to it, and the relationship between Buyer and Guarantor are solely that of surety and creditor; and

(c) No joint venture exists between or among any of Buyer, on the one hand, and either Seller, either Parent and/or Guarantor on the other hand.

21. WAIVERS OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTEE OR ANY RELATED DOCUMENT AND FOR ANY COUNTERCLAIM HEREIN OR THEREIN.

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IN WITNESS WHEREOF, the undersigned has caused this Guarantee to be duly executed and delivered as of the date first above written.

BLACKSTONE MORTGAGE TRUST, INC., a Maryland Corporation

By:	Douglas Armer
Name:	Douglas Armer
Title:	Head of Capital Markets and Treasurer

Address:

345 Park Avenue
New York, NY 10154
Attention: Douglas Armer
Telephone: (212) 583-5000
Email: BXMTJPMRepo@blackstone.com

with a copy to:

Ropes & Gray LLP
1211 Avenue of the Americas
New York, New York 10036-8704
Attention: David C. Djaha, Esq.
Telephone: (212) 841-0489
Email: David.Djaha@ropesgray.com